HOSTESS BRANDS, LLC ISSUES VOLUNTARY RECALL OF LIMITED-EDITION HOLIDAY WHITE PEPPERMINT HOSTESS® TWINKIES® BECAUSE OF POSSIBLE HEALTH RISK

January 9, 2017 Kansas City, MO - Hostess Brands, LLC (“Hostess”) is voluntarily recalling its Holiday White Peppermint Hostess® Twinkies® because of a recall by Blommer Chocolate Company of the confectionary coating used on the Holiday White Peppermint Hostess Twinkies product. The confectionary coating contains milk powder ingredients recalled by Valley Milk Products, LLC due to a concern of Salmonella contamination. No illnesses have been reported to date, and none of the confectionary coating sampled has tested positive for Salmonella. However, Hostess is initiating this voluntary recall out of an abundance of caution.

Salmonella is an organism which can cause serious and sometimes fatal infections in young children, frail or elderly people, and others with weakened immune systems. Healthy persons infected with Salmonella often experience fever, diarrhea (which may be bloody), nausea, vomiting and abdominal pain. In rare circumstances, infection with Salmonella can result in the organism getting into the bloodstream and producing more severe illnesses such as arterial infections (i.e., infected aneurysms), endocarditis and arthritis.
This recall applies only to the White Peppermint Hostess Twinkies (UPC 888109111571), which were only sold in multipack boxes (9 individually wrapped cakes in a box, as pictured below). This recall does not affect any other Hostess products. The products were sold to mass merchandisers, grocery stores, distributors, dollar and discount stores, and convenience stores throughout the United States.
Consumers who have purchased the affected product are urged to discontinue consumption and return them to the place of purchase for a full refund.

Consumers with questions may contact 1-800-483-7253 Monday through Friday from 8:30 am to 4:30 pm Central Time.

Hostess Brands, LLC

Hostess Brands, LLC is headquartered in Kansas City, Missouri and operates bakeries in Emporia, Kansas, Columbus, Georgia and Indianapolis, Indiana.

For more information about Hostess products and Hostess Brands, LLC, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Contacts

LAK Public Relations, Inc.
Marie Espinel, Katie Lewis or Hannah Arnold, 212-575-4545 mespinel@lakpr.com, klewis@lakpr.com or harnold@lakpr.com

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Hostess®
White Peppermint
Twinkies®
BRAND
LIMITED EDITION!
TWINKIE THE KID
PRODUCT ENLARGED TO SHOW DETAIL
9 Individually Wrapped Cakes
WHITE FUDGE COVERED SPONGE CAKE WITH CREAMY PEPPERMINT FILLING
NET WT. 13.02 OZ. (369g)
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